NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES MORTGAGE LOAN REFINANCING

NEW YORK, NEW YORK (July 17, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that one of its subsidiaries closed on the refinancing of its nonrecourse mortgage loan (the “Existing Loan”) with Berkshire Bank (“Berkshire”) that was collateralized by 100 International Drive (“100 International”), an approximately 304,000 square foot industrial/warehouse building in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut. 100 International is fully leased to a tenant that recently entered into an amendment to extend its lease through July 31, 2025, six years beyond the original lease expiration date.

Immediately prior to the refinancing, the Existing Loan had a balance of approximately $10.1 million with a maturity date of February 1, 2019. The refinanced mortgage loan (the “New Loan”) is for $10.6 million, has a ten year term with principal payments based on a twenty-five year amortization schedule and is collateralized by 100 International. The New Loan has a variable interest rate based on the one-month LIBOR rate plus 2.05%, but Griffin entered into an interest rate swap agreement with Berkshire that effectively fixes the interest rate on the New Loan at 4.39% over the term of the New Loan. The Existing Loan had a variable interest rate that was effectively fixed at 6.35% through an interest rate swap agreement with Berkshire. Griffin paid approximately $0.3 million at closing to terminate the interest rate swap agreement on the Existing Loan. The excess proceeds from the loan refinancing were used to pay for the termination of the interest rate swap agreement on the Existing Loan and other transaction costs related to the refinancing.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and Griffin’s other reports filed with the Securities and Exchange Commission. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.